UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2010
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On July 28, 2010, the registrant issued the following press release announcing financial results for the three and six month periods ended July 3, 2010:

C R O S S®

News Release
Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY DELIVERS EXCELLENT SECOND QUARTER PERFORMANCE

* Sales Grow 11.9%

* EPS of $0.20 vs. $0.04 in 2009

* EPS Guidance Increased from $0.34 to $0.45

* Company Repurchases 1.25 Million Shares, or 9% of Outstanding Shares for $5.0 Million

* Company Establishes New $40 Million Credit Facility

Lincoln, RI - July 28, 2010 - A.T. Cross Company (NASDAQ: ATX) today announced financial results for the second quarter ended July 3, 2010.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "We were very pleased with our second quarter performance. Our business grew at a double digit rate and our bottom line improved dramatically. The Cross Optical Group powered through its second quarter peak season with both brands generating strong, double digit revenue growth and operating income up significantly. The Cross Accessory Division continued to see top line year-to-date growth in every region of the world. Importantly, due to work done in 2009 to reduce its cost base, the higher Accessory Division revenue resulted in significantly improved operating earnings."

Second Quarter 2010 Results

Consolidated sales for the second quarter of 2010 increased by 11.9% to $41.7 million compared to $37.3 million in the second quarter of 2009. The Cross Accessory Division (CAD) recorded revenue of $21.4 million, an increase of 3.0%, compared to last year. The Cross Optical segment reported a second quarter sales increase of 23.1% to $20.3 million, compared to last year. The Optical Group's revenue growth was driven by growth of both the Costa and Native brands.

Gross margin in the quarter was 57.3% compared to 54.7% in last year's second quarter.

Operating income in the quarter was $3.9 million as compared to $1.5 million in the second quarter of last year.

Net income for the second quarter was $2.7 million, or $0.20 per share, compared to $0.6 million, or $0.04 per share, last year.

Year-To-Date 2010 Results

Consolidated sales for the first six months of 2010 increased by 11.7% to $76.1 million compared to $68.1 million for the same period of 2009. CAD recorded revenue of $42.1 million or 6.5% higher compared to last year while COG's revenue grew 18.9% to $34.0 million from 2009's $28.6 million. Both Costa and Native reported double digit revenue growth.

Gross margin for the six months 2010 was 57.0% or 250 basis points higher than the 2009 six-month period.

Year-to-date operating income was $4.4 million or $5.1 million higher than the six month 2009 operating loss of $0.6 million.

Mr. Whalen continued, "We delivered a very successful first half of 2010. As a result, the Company is increasing its EPS guidance by over 30%. The outlook for A.T. Cross is very favorable. That is why, as announced earlier this month, we initiated the repurchase of 9% of our outstanding shares. In 2009 and the first half of 2010, we continued to invest in our strategies and we are now realizing the benefits of that resolve. We are excited by our position and will work to enhance it as the year moves forward."

Guidance

The Company has raised 2010 earnings per share guidance from $0.34 to $0.45.

New Credit Facility

The Company has agreed with its senior lender to a new three-year credit facility for $40 million at rates favorable to its prior facility.

Stock Repurchase

As announced on July 8, 2010, the Company repurchased 1.25 million shares of its Class A common stock for approximately $5 million. Since December 2009, when the Company acquired 1.5 million shares, a total of 2.75 million of 18% of the outstanding shares have been repurchased for approximately $10.2 million.

Conference Call

The Company's management will host a conference call today, July 28, 2010 at 4:30 PM Eastern Time. Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on this site, while a telephone replay of the call will be available beginning at 7:30 PM Eastern Time on July 28, 2010 through August 4, 2010 by dialing (800) 642-1687 or (706) 645-9291 for international callers, and entering the pass code of 87335673.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com , the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected sales and earnings performance for 2010 due to both a lowered cost base and strategic investments in the business made in 2009). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the ability to deliver products as planned, the ability to maintain a substantially reduced cost base, and the continued effect of the economic climate on consumers' willingness to purchase discretionary items and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of July 28, 2010. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)
A. T. CROSS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Six Months Ended
		July 3,	July 4,	July 3,	July 4,
		2010	2009	2010	2009

	Net sales	$41,748	$37,306	$76,121	$68,146
	Cost of goods sold	17,843	16,904	32,697	30,988
	Gross Profit	23,905	20,402	43,424	37,158
	Selling, general and administrative expenses	17,435	15,909	34,135	32,463
	Service and distribution costs	1,841	1,727	3,469	3,339
	Research and development expenses	708	576	1,373	1,195
	Restructuring charges	-	737	-	797
	Operating Income (Loss)	3,921	1,453	4,447	(636)
	Interest and other expense	(139)	(183)	(416)	(774)
	Income (Loss)Before Income Taxes	3,782	1,270	4,031	(1,410)
	Income tax provision (benefit)	1,068	635	1,143	(1,096)
	Net Income (Loss)	$ 2,714	$ 635	$ 2,888	$ (314)

	Net Income (Loss) per Share:
	Basic	$0.20	$0.04	$0.22	$(0.02)
	Diluted	$0.20	$0.04	$0.21	$(0.02)

	Weighted Average Shares Outstanding:
	Basic	13,339	14,581	13,332	14,835
	Diluted	13,458	14,593	13,434	14,835

		Three Months Ended		Six Months Ended
		July 3,	July 4,	July 3,	July 4,
		2010	2009	2010	2009
Segment Data:	Cross Accessory Division
	Net Sales	$21,383	$20,762	$42,099	$39,527
	Operating Loss	(609)	(2,069)	(1,200)	(4,932)

Segment Data:	Cross Optical Group
	Net Sales	$20,365	$16,544	$34,022	$28,619
	Operating Income	4,530	3,522	5,647	4,296

A.T. CROSS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	July 3, 2010	July 4, 2009
Assets
Cash and cash equivalents	$ 9,021	$ 11,998
Short-term investments	1,063	3,483
Accounts receivable	28,933	26,979
Inventories	32,769	32,704
Deferred income taxes	4,151	4,337
Other current assets	9,681	5,581
Total Current Assets	85,618	85,082

Property, plant and equipment, net	15,944	15,717
Goodwill	15,379	15,279
Intangibles and other assets	11,122	12,697
Deferred income taxes	10,425	11,490

Total Assets	$ 138,488	$ 140,265

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$ 26,661	$ 20,737
Retirement plan obligations	2,310	2,407
Total Current Liabilities	28,971	23,144

Long-term debt	15,221	21,721
Retirement plan obligations	13,750	14,552
Deferred gain on sale of real estate	2,998	3,520
Other long term liabilities	1,091	2,044
Accrued warranty costs	1,504	1,333
Shareholders' equity	74,953	73,951

Total Liabilities and Shareholders' Equity	$ 138,488	$ 140,265

For information at A. T. Cross contact:
Kevin F. Mahoney
Senior Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: July 29, 2010	KEVIN F. MAHONEY (Kevin F. Mahoney) Senior Vice President, Finance Chief Financial Officer